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                                                                    EXHIBIT 99.2


April 17, 2003

Dear Investors and Analysts,

To make more efficient use of the time allocated for this morning's conference call, we are providing detailed variance information on our operating and non-operating expenses to assist you in analyzing Delta's March 2003 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 10:00 a.m. ET today) and in the earnings release. Please see Note 1 to the Consolidated Statements of Operations for a reconciliation of certain financial measures including and excluding unusual items. March quarter revenue performance will be discussed in the conference call.

Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.

Gail Grimmett

                      SUPPLEMENTAL MARCH 2003 QUARTER DATA

MARCH 2003 QUARTER VS. MARCH 2002 QUARTER

-        Total operating expenses for the quarter increased 4% to $3.7 billion.
         Operating expenses, excluding unusual items, increased 4% to $3.6 billion on a 1.6% decrease in capacity.

-        Excluding unusual items, Delta's total unit cost increased 5.9% to
         10.98 cents from 10.37 cents and fuel price neutralized unit costs increased 0.8% to 10.45 cents from 10.37 cents.

- Salaries and related expense increased 9% due primarily to increased pension expense and medical costs, growth at ASA and Comair, and 2002 increases for pilots and mechanics offset by headcount reductions.

- Aircraft fuel expense increased 51% due primarily to an increase in fuel prices. Delta's average fuel price per gallon, including hedge proceeds, increased 53% to 86.89 cents from 56.68 cents.

- Depreciation and amortization increased 6% due primarily to an increase in the number of regional jets purchased during 2002.

- Contracted services expense decreased 12% due primarily to lower security costs in the current year.

- Landing fees and other rents increased 7% due primarily to increased landing fee and facility rates in the current period.

- Aircraft maintenance materials and outside repairs decreased 22% due to reduced maintenance volume and materials consumption.

- Aircraft rent increased 3% due primarily to changes in our leased aircraft fleet.

- Other selling expenses decreased 21% due primarily to lower booking fees resulting from lower volume, lower costs associated with our mileage partnership programs and a reduction in advertising costs.

- Passenger commissions declined by 49% primarily due to the change in our commission rate structure that became effective on March 20, 2002.

- Passenger service expense decreased 15% due primarily to capacity reductions.

- Other expenses decreased 12% primarily due to lower insurance and communications rates resulting from re-negotiated rates.

- Interest expense increased 13% or $19 million as a result of higher levels of debt outstanding.


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OTHER ITEMS
Aircraft Fleet

Our aircraft fleet, orders, options and rolling options at March 31, 2003 are summarized in the following table. Options have scheduled delivery slots. Rolling options replace options and are assigned delivery slots as options expire or are exercised.

                              CURRENT FLEET
                       --------------------------
AIRCRAFT TYPE          OWNED     LEASED     TOTAL      ORDERS    OPTIONS    ROLLING
                                                                            OPTIONS
-----------------------------------------------------------------------------------
B-727-200                8         --          8         --         --         --
B-737-200               --         52         52         --         --         --
B-737-300               --         26         26         --         --         --
B-737-800               71         --         71         61         60        231
B-757-200               77         44        121         --         20         41
B-767-200               15         --         15         --         --         --
B-767-300/300ER         55         32         87         --         10          9
B-767-400               21         --         21         --         24          2
B-777-200                8         --          8          5         20         13
MD-11                    8          6         14         --         --         --
MD-88                   63         57        120         --         --         --
MD-90                   16         --         16         --         --         --
EMB-120                 20         --         20         --         --         --
ATR-72                   4         15         19         --         --         --
CRJ-100/200             85        122        207         19        190         --
CRJ-700                 22         --         22         36        165         --
                      -----------------------------------------------------------
Total                  473        354        827        121        489        296
                      ===========================================================